EXHIBIT 21.1

List of Subsidiaries of The Smith & Wollensky Restaurant Group, Inc.:

Atlantic & Pacific Grill Associates, L.L.C.

La Cite Associates, L.L.C.

Manhattan Ocean Club Associates, L.L.C.

MOC D.C., L.L.C.

MOC of Miami, LLC

Mrs. Parks Sub, L.L.C.

New York RGI Sub, L.L.C.

Parade 59 Restaurant, LLC

Restaurant Group Management Services, L.L.C.

S&W of Boston, LLC

S&W of Chicago, L.L.C.

S&W D.C., L.L.C.

S&W of Miami, L.L.C.

S&W of Las Vegas, L.L.C.

S&W of New Orleans, L.L.C.

S&W of Philadelphia, L.L.C.

S&W of Columbus, L.L.C.

S&W of Dallas, LLC.

Smith &Wollensky of Houston, LLC

Smith & Wollensky of America, LLC